Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 6, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Orgenesis Inc.
White Plains, New York

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, Registration Statement Under the Securities Act of 1933, filed by Orgenesis Inc. (formerly Business Outsourcing Services, Inc.) of our report dated February 23, 2012, relating to the financial statements of Orgenesis Inc. (formerly Business Outsourcing Services, Inc.), a Nevada Corporation, as of and for the years ending November 30, 2011 and 2010 and for the period from June 5, 2008 (inception) to November 30, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC